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                                                                    Exhibit 99.2

[ELEVON LOGO]

FOR IMMEDIATE RELEASE


CONTACT:
Stanley V. Vogler
Chief Financial Officer
(415) 243-2737
stanley.vogler@elevon.cc


                ELEVON, INC. ANNOUNCES NEW TICKER SYMBOL: "ELVN"

                SAN FRANCISCO, Calif.-- July 16, 2002--Elevon, Inc. (formerly Walker Interactive Systems, Inc.), a global provider of advanced business solutions in the areas of collaborative commerce and knowledge management, today announced the change of the ticker symbol under which its common stock trades on the Over-the-Counter Bulletin Board (OTCBB) from "WALK" to "ELVN". The new ticker symbol became effective with the opening of trading this morning.

        The ticker symbol change follows the rebranding of the company as Elevon, Inc. to more accurately reflect its market focus on collaborative commerce and knowledge management. The corporate name change was approved by stockholders at their annual meeting on May 23, 2002.

        "We are pleased that our rebranding of Walker as Elevon has now come full circle and been extended to the market for our common stock," said Frank Richardson, chief executive officer of Elevon. "The new ticker symbol will reinforce our new brand and serve as a constant reminder that our advanced business solutions are elevating customers' collaboration beyond the four walls of the enterprise."

ABOUT ELEVON

        Elevon, Inc. (OTCBB:ELVN), headquartered in San Francisco, is a leading provider of advanced business solutions in the areas of collaborative commerce and knowledge management. Over the last three years, Elevon, Inc. (formerly Walker Interactive Systems Inc.) has been



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providing e-business solutions to Global 2000 organizations. After working extensively with these leading organizations, Elevon has identified the need to deliver collaborative solutions that extend beyond the four walls of the enterprise. Elevon calls this Collaborative Synergies. Elevon is elevating collaborative commerce to the next level and elevating a company's performance. More information about Elevon is available at http://elevon.cc or 1-877-COLLABORATE.

Copyright (C) 2002 Elevon, Inc. All rights reserved. Elevon is a trademark of Elevon, Inc.

This news release may contain forward-looking statements. Actual results may differ materially from any forward-looking statements contained in this news release due to a number of factors that could materially and adversely affect the company's business, financial condition, operating results, and stock price. These factors are discussed in the company's most recent Annual Report to Stockholders, which includes the most recent Annual Report on Form 10-K, and in the company's quarterly 10-Q reports. The information contained in such discussions should be considered in evaluating the company's prospects and future financial performance.